Exhibit 99

BEACON FEDERAL BANCORP, INC.

             PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Update on Stock Repurchase Program

East Syracuse, New York (March 30, 2009) – Beacon Federal Bancorp, Inc. (NASDAQ Global Market “BFED”) (“the Company”) announced today the completion of their first stock repurchase program, purchasing 383,116 shares at a weighted average cost of $8.00.

Beacon Federal also announced today that its Board of Directors has authorized a second stock repurchase program to purchase an additional 5% of its outstanding shares, or up to 363,963 shares.  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Mr. Ross J. Prossner, President and Chief Executive Officer of the Company, stated, “We continue to believe our common stock is an attractive value at current trading prices and the additional authorization reflects Management and the Board of Directors commitment to improving shareholder value.”

“That vote of confidence is further reinforced as we fast approach the completion in June of our new 45,000-square foot corporate headquarters in East Syracuse, NY,” added Prossner. “The site will house Beacon’s administrative and management teams as well as a full-service branch featuring drive-through service – including ATM service lanes – and a 24-hour ATM in our lobby. The new branch is Beacon’s eighth and reflects our steady, measured growth.”

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in       East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, NY 13057
(315) 433-0111 x 1550